The Company has requested confidential treatment with respect to certain portions of this Agreement, which have been omitted, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SPRING BANK TECHNOLOGIES, INC.

AND

MICROLOGIX BIOTECH, INC.

STOCK PURCHASE AGREEMENT

DECEMBER 17, 2003

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of the 17'h day of December 2003, by and between Spring Bank Technologies, Inc., a Massachusetts corporation having its principal office at 113 Cedar Street, Suite S7, Milford, MA 01757, USA (the Company”) and Micrologix Biotech, Inc., a British Columbia corporation having its offices at BC Research Complex, 3650 Wesbrook Mall, Vancouver, BC, Canada V6S 2L2 (“Micrologix”).

Recitals

WHEREAS, the Company and Micrologix have entered into a License Agreement of even date herewith (the License Agreement”), pursuant to which Micrologix has licensed to the Company the rights to certain technology and patent applications owned by Micrologix; and

WHEREAS, pursuant to the License Agreement, the Company has agreed to pay a license fee of USD$[XXXX] to Micrologix, which is payable in the form of an aggregate of 4,000 shares (the “Shares”) of the Company's Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”). .

WHEREAS, the Company desires to issue and Micrologix wishes to acquire the Shares on the terns and conditions set forth herein.

Now, therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.

ISSUANCE OF PREFERRED STOCK.  Subject to the terms and conditions of this Agreement, the Company agrees to issue to Micrologix and Micrologix hereby agrees to subscribe for and acquire (the “Subscription”) from the Company, the Shares. The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place at such time or place as the parties shall mutually agree.

It shall be a condition precedent to the Closing that Micrologix shall have received an opinion of counsel in form and substance satisfactory to it and that the Company shall have received (a) a certificate of good standing for Micrologix issued by the office of the British Columbia Registrar of Companies and (b) a certified copy signed by an authorized officer of Micrologix of the resolutions of Micrologix' Board of Directors approving the execution and delivery of the License Agreement and this Agreement and the consummation of the transactions contemplated therein and herein.

2.

DELIVERY.  Within five (5) business days of the date of this Agreement, subject to the terms and conditions hereof, the Company will deliver to Micrologix a stock certificate, in the name of Micrologix representing the Shares deliverable at the Closing, dated as of the Closing, against payment of the license fee referred to above.

3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to Micrologix that, except as set forth on a Schedule of Exceptions attached as Exhibit B (the “Schedule of Exceptions”), specifically identifying the relevant subsection hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

[XXXX] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.1

Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement and the License Agreement, to issue and deliver the Shares and the Common Stock issuable upon conversion of the Shares, and to carry out the provisions of this Agreement. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect (a “Material Adverse Effect”). For purposes of this Agreement, “Material Adverse Effect” means any event, change, occurrence, effect, fact, violation, development or circumstances which has, (either individually or in the aggregate), a material adverse effect on: (a) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; or (b) the business properties, assets (both tangible and intangible), liabilities, condition (financial or otherwise), results of operations of the Company which, taken as a whole, fundamentally impairs the ability of the Company to carry on its business.

3.2

Capitalization. The authorized capital of the Company immediately prior to the Closing will consist of

(a)

Preferred Stock. 100,000 shares of Preferred Stock, of which 4,000 shares have been designated as Series A Convertible Preferred Stock, none of which shares will have been issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A Preferred Stock are as stated in Exhibit A hereto.

(b)

Common Stock. 200,000 shares of Common Stock (“Common Stock”), of which 6,000 shares are issued and outstanding immediately prior to the Closing.

(c)

Other Securities. Except for the Shares to be issued under this Agreement (and the conversion privileges thereof), as of the Closing Date, (i) no person has any right to subscribe for or to purchase (including conversion rights, special liquidation rights, sinking fund provisions or preemptive rights), or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or other claims of any character relating to, any capital stock or any stock or securities convertible into or exchangeable for any capital stock of the Company; (ii) except as set forth in this Section 3.2, the Company does not have any capital stock, equity interests or other securities reserved for issuance for any purpose; (iii) there are no bonds, debentures or other evidences of indebtedness of the Company having the right to vote or that are convertible for (or exercisable into securities having the right to vote) on any matter; and (iv) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding clause (i). No outstanding option, warrant or other security directly or indirectly exercisable for or convertible into any class or series of the Company's capital stock requires anti-dilution adjustment by reason of the transactions contemplated by this Agreement. The Company may issue options to purchase shares of Common Stock to key employees and consultants.

3.3

Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

3.4

Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement and the authorization, issuance and delivery of the Series A Preferred Stock (and the Common Stock issuable upon conversion of the Series A Preferred Stock) has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5

Valid Issuance of the Shares. The Shares (and the Common Stock issuable upon conversion thereof), when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement (including Exhibit A), under the Company's Articles of Incorporation (“Articles”) and Bylaws (the “Bylaws”) and applicable state and federal securities laws. Additional rights, privileges and preferences of the Series A Preferred Stock are as stated in Exhibit A hereto.

3.6

Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority in the United States is required on the part of the Company in connection with the Company's execution, delivery, or performance of this Agreement or the offer, issuance and delivery of the Shares, the other transactions to be consummated at the Closing, or, to the best of the knowledge of the Company, the issuance and delivery of the Common Stock issuable on conversion of the Shares, as contemplated by this Agreement by the Company, except for any applicable notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

3.7

Litigation. There is no action, suit, proceeding, or investigation pending or currently threatened against the Company that (i) questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby, or (ii) that might result, either individually or in the aggregate, in a Material Adverse Effect. The Company is not a party to or named in any order, writ. injunction. judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, claim, proceeding or investigation pending, or to the knowledge of the Company, threatened, against the Company and the Company has no actual knowledge of any event or circumstance that could form a reasonable and colorable basis for any such action, suit, claim, proceeding or investigation. The foregoing includes, without limitation, actions, suits, claims, proceedings or investigations pending or threatened against the Company (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the business of the Company of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers that could, individually or in the aggregate, result in a Material Adverse Effect.

3.8

Compliance with Charter. Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not and there exists no other facts or circumstances at the date of the Closing which would (i) constitute or result in the Company being in violation of or default in any respect of any provision of the Articles of

Organization or Bylaws; (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, create in any party the right to accelerate, terminate, modify or cancel, require any notice, consent or waiver or under any mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it is bound or which do not or will not, individually or in the aggregate have a Material Adverse Effect; or (iii) violate any federal or state judgment, order, writ, decree, statute, rule, or regulation applicable to the Company or any of its properties or assets. The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated herein will not result in any such violation or constitute a Material Adverse Effect.

3.9

Disclosure. The Company has provided Micrologix with all the information reasonably available to it without undue expense that Micrologix has requested and all information that the Company has and that it believes is reasonably necessary to enable such Micrologix to make a decision to acquire the Shares.

3.10

Registration Rights. The Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity other than Micrologix.

3.11

Offering of Shares. Subject in part to the truth and accuracy of Micrologix' representations set forth in this Agreement, the issuance of the Shares as contemplated by this Agreement is exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.12

Compliance with Laws. The Company has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership or operation of its properties or the conduct of its business as currently conducted, except as would not have a Material Adverse Effect on the Company. The Company is not in violation of any law applicable to the ownership or operation of its properties or the conduct of its business, except as would not have a Material Adverse Effect.

4.

REPRESENTATIONS AND WARRANTIES OF MICROLOGIX.

Micrologix hereby represents and warrants to the Company as follows:

4.1

Authorization. Micrologix has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of Micrologix. All corporate action on the part of Micrologix, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the License Agreement and the performance of Micrologix' obligations hereunder (including the acceptance of the Shares) has been taken, and this Agreement constitutes a valid and legally binding obligation of Micrologix, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2

Purchase Entirely for Own Account.  This Agreement is made with Micrologix in reliance upon Micrologix' representation to the Company, which by Micrologix execution of this Agreement Micrologix hereby confirms, that it is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof to any person, including a resale or distribution of any part thereof in the United States or to a Unites States resident, and that Micrologix has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Micrologix further represents that Micrologix does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person, including persons in the United States or to a United States resident, regarding any of the Shares. .

4.3

Reliance Upon Micrologix' Representations. Micrologix understands that the Shares are not registered under the Securities Act on the ground that the issuance of the Shares provided for hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulations D thereunder, and that the Company's reliance on such exemptions is predicated on the Micrologix' representations set forth herein. Micrologix acknowledges that the basis for the exemption(s) may not be present if, notwithstanding such representations, the Micrologix has in mind merely acquiring the Shares for a fixed or determinable period in the future, for sale if the market rises, or for sale if the market does not rise. Micrologix represents that it has no such intentions.

4.4

Receipt of Information.  Micrologix has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares. Micrologix further represents that it has asked questions and received answers from the Company regarding the Shares and the business, properties, prospects, and financial condition of the Company and to obtain such additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Micrologix or to which it had access.

4.5

Investment Experience.  Micrologix represents that it is experienced in evaluating and investing in securities of companies in the early stages of product research and development and acknowledges that it able to fend for itself, can bear the economic risk of the total loss in value of the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Micrologix also represents that it has not been organized for the purpose of acquiring the Shares.

4.6

Accredited Investor.

(a)

Micrologix is an “accredited investor” (a) as defined in Rule 501 (a) of Regulation D of the Securities Act, as it is a corporation not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US$5,000,000.

(b)

Micrologix is acquiring the Shares for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(c)

Micrologix has an overall commitment to investments which are not readily marketable which is not disproportionate to its net worth and which, with the investment in the Shares, will not cause such overall commitment to become excessive.

4.7

Restrictions on Transfer.  The Shares (and the Common Stock, if any, issued and issuable upon conversion of the Shares) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery such investment representation letters and legal opinions satisfactory to the Company as may be reasonably requested by the Company).

4.8

Legends.  To the extent applicable, each certificate or other document evidencing any of the Shares (and the Common Stock, if any, issued and issuable upon conversion of the Shares ) shall be endorsed with legends substantially in the form set forth below and any legend required by applicable state securities or “blue sky” laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS CONTAINING RESTRICTIONS ON TRANSFER. COPIES OF SUCH AGREEMENTS ARE AVAILABLE TO THE HOLDER UPON REQUEST TO THE COMPANY”

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

5.

COMPANY'S RIGHT TO ACQUIRE PREFERRED SHARES.  Each Holder (as defined in Section 7.1(b)) shall, prior to any sale or transfer of any or all of the Shares (or any Common Stock into which the Shares may be converted) to any third party, comply with the provisions of Article 8 of the By-Laws of the Company (or any successor provision thereto).

6.

VOTING AGREEMENT.  Micrologix agrees that if it or any of its affiliates shall convert the Shares into Common Stock of the Company, and at such time or at any time thereafter, Micrologix and its affiliates shall, in the aggregate, own 20% or more of the capital stock in the Company which entitles them alone or in the aggregate to vote in any election for the Board of Directors of the Company (including a vote to fill a vacancy), then Micrologix and each such affiliate shall execute the Voting Agreement attached hereto as Exhibit C. The Company shall not be required to convert the Shares into Common Stock in accordance with the provisions of this Agreement unless such Voting Agreement is executed and delivered to the Company in accordance with this Section 6. The Company shall not be required to transfer the Shares (or any Common Stock into which the Shares have been converted) to any affiliate of Micrologix unless such affiliate agrees to the provisions of this Section 6, and the Company shall not be required to recognize any such transfer. In addition, effective upon the occurrence of the event specified in the first sentence of this Section 6, Micrologix and each affiliate which may acquire any Shares or Common Stock into which the Shares are convertible hereby irrevocably appoints each officer of the Company, acting singly, to execute and deliver to the Company the Voting Agreement.

7.

REGISTRATION RIGHTS

7.1

Definitions. For purposes of this Section 7 the following terms shall have the following respective meanings:

(a)

“Initial Public Offering” means an initial public offering of the Company's Common Stock in the United States pursuant to the Securities Act.

(b)

“Holder” means any holder of the Shares or the Common Stock into which the Shares are convertible.

(c)

Restricted Securities shall mean any of the Shares and the Common Stock issued or issuable upon the conversion of the Shares, all shares of Common Stock issued or issuable in respect thereof by way of stock splits, stock dividends, stock combinations, recapitalizations or like occurrences, and any other shares of Common Stock or other securities of the Company which may be issued hereafter to any of the Holders which are convertible into or exercisable for shares of Common Stock (including, without limitation, other classes or series of Preferred Stock, warrants, options or other rights to purchase Common Stock or convertible debentures or other convertible debt securities) and the Common Stock issued or issuable upon such conversion or exercise of such other securities, which have not been sold (a) pursuant to an effective registration statement filed pursuant to the Securities Act, or (b) pursuant to Rule 144 or Rule 144A promulgated by the Commission under the Securities Act.

(d)

Restricted Shares shall mean the shares of Common Stock issued or issuable upon the conversion or exchange of the Restricted Securities.

7.2

Demand Registrations.

(a)

At any time, and from time to time, following the six month period following the Company's Initial Public Offering, Micrologix may request in writing registration under the Securities Act of all or part of its Restricted Shares (a “Demand Registration”). Each request for a Demand Registration shall specify the approximate number of Restricted Shares requested to be registered and the anticipated per share price range for such offering. Subject to Section 7.2(c), the Company will include in such registration or prospectus all Restricted Shares with respect to which the Company has received a written request for inclusion within 15 days after the receipt of the Company's notice. All registrations and qualifications requested pursuant to this Section 7.2(a) are referred to herein as “Demand Registrations.” Subject to Section 7.2(c), Micrologix will be entitled to request two Demand Registrations, for which the Company shall pay all registration expenses to the fullest extent permitted by law, other than any underwriting fees, expenses and discounts, which shall be borne by Micrologix.

(b)

The Company will not include in any Demand Registration any securities which are not Restricted Shares without the prior written consent of Micrologix, which shall not be unreasonably withheld or delayed. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing (with a copy to each party hereto requesting registration or qualification for distribution by prospectus of Restricted Shares) that, in their good faith opinion, the number of Restricted Shares and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Restricted Shares and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company will include in such offering, prior to the inclusion of any securities which are not Restricted Shares, the number of Restricted Shares requested to be included which, in the opinion of such underwriters, can be sold without adversely affecting the marketability of the offering.

(c)

The Company will not be obligated to effect any Demand Registration within six (6) months after the effective date or date of final receipt of a previous Demand Registration. The Company may, on no more than one occasion during any 12-month period, postpone for up to an aggregate of 90 days the filing of a prospectus or the effectiveness of a registration statement for a Demand Registration if the Company concludes, following consultation with, and after obtaining the approval of, the board of directors of the Company, that such Demand Registration would reasonably be expected to have a materially adverse effect on any proposal or plan by the Company to engage in any material acquisition of assets (other than in the ordinary course of business) or any financing transaction, merger, amalgamation, consolidation, tender offer or similar transaction or otherwise would have a material adverse effect on the business, assets, operations, or financial condition of the Company; provided, however, that in such event, the requesting party will be entitled to withdraw such request and, if such request is withdrawn promptly, such Demand Registration will not count as one of the permitted Demand Registrations hereunder and the Company will pay, to the fullest extent permitted by applicable law, all registration expenses in connection with such registration or prospectus, other than any underwriting fees, expenses and discounts, which shall be borne by the requesting party or parties.

(d)

On any Demand Registration, Micrologix, at its sole expense, will have the right to select the investment banker(s) and manager(s) from firms of national reputation in the U.S. to administer the offering, subject to the Company's approval which will not be unreasonably withheld or delayed.

7.3

Piggyback Registration.

(a)

Each time that the Company proposes for any reason to register any of its securities under the Securities Act, other than pursuant to a Demand Registration or the Company's initial public offering or pursuant to a registration statement on Form S-8 or similar or successor forms (collectively, “Excluded Forms”), the Company shall promptly give written notice of such proposed registration to all Holders of Restricted Securities, which shall offer such Holders the right to request inclusion of any Restricted Shares in the proposed registration.

(b)

Each Holder of Restricted Securities shall have 30 days from the receipt of such notice to deliver to the Company a written request specifying the number of Restricted Shares such Holder intends to sell and the Holder's intended method of disposition.

(c)

In the event that the proposed registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, any request under Section 7.3(b) may specify that the Restricted Shares be included in the underwriting (i) on the same terms and conditions as the shares of Common Stock, if any, otherwise being sold through underwriters under such registration, or (ii) on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances in the event that no shares of Common Stock other than Restricted Shares are being sold through underwriters under such registration.

(d)

Upon receipt of a written request pursuant to Section 7.3(b), the Company shall promptly use reasonable commercial efforts to cause all such Restricted Shares to be registered under the Securities Act, to the extent required to permit sale or disposition as set forth in the written request.

(e)

Notwithstanding the foregoing, if the managing underwriter of any such proposed registration determines and advises in writing that, in their good faith opinion, the inclusion of all Restricted Shares proposed to be included in the underwritten public offering, together with any other issued and outstanding shares of Common Stock proposed to be included therein by holders other than the Holders of Restricted Securities (such other shares hereinafter collectively referred to as the “Other Shares”), would interfere with the successful marketing of the Company's securities, then the total number of such securities proposed to be included in such underwritten public offering shall be reduced to a number deemed satisfactory by such managing underwriter, provided that the securities to be included shall be determined in the following sequence:

(i)

If the offering was proposed by or for the account of holders of the Company's securities other than the Holders of Restricted Securities (the “Proposing Holders”): (A) first, the securities requested to be registered by the Proposing Holders, (B) second, the Restricted Shares requested to be registered by the Holders (pro rata based on the amount of Restricted Shares held by such Holders), (C) third, securities requested to be registered by holders of the Company's securities other than the Holders or the Proposing Holders, and (D) fourth, securities requested to be registered for the account of the Company,

(ii)

If the offering was proposed by or for the account of the Company: (A) first, the securities proposed to be offered for the account of the Company, (B) second, the Restricted Shares requested to be registered by the Holders (pro rata based on the amount of Restricted Shares held by such Holders), and (C) third, securities requested to be registered by the holders of the Company's securities other than the Holders.

7.4

Preparation and Filing. If and whenever the Company is under an obligation pursuant to the provisions of this Section 7 to use commercially reasonable efforts to effect the registration of any Restricted Shares, the Company shall, as expeditiously as practicable:

(a)

prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement or prospectus with respect to such securities and use commercially reasonable efforts to cause such registration statement or prospectus to become and remain effective in accordance with Section 7.4(b) hereof;

(b)

prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the earlier of (i) the sale of all Restricted Shares covered thereby or (ii) nine months;

(c)

furnish to each Holder whose Restricted Shares are being registered pursuant to this Section 7 such number of copies of any summary prospectus or other prospectus,

including a preliminary prospectus, in conformity with the requirements of the Securities Act, as the case may be, and such other documents as such Holder may reasonably request in order to facilitate the public sale or other disposition of such Restricted Shares;

(d)

use commercially reasonable efforts to register or qualify the Restricted Shares covered by such registration statement or prospectus under the securities or blue sky laws of such jurisdictions as each holder whose Restricted Shares are being registered pursuant to this Section 7 shall reasonably request and do any and all other acts or things which may be necessary or advisable to enable such Holder to consummate the public sale or other disposition in such jurisdictions of such Restricted Shares; provided, however, that the Company shall not be required to consent to general service of process for all purposes in any jurisdiction where it is not then subject to process, qualify to do business as a foreign corporation where it would not be otherwise required to qualify or submit to liability for state or local taxes where it is not otherwise liable for such taxes;

(e)

at any time when a prospectus covered by such registration statement and relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 7.4(b) hereof, notify each Holder whose Restricted Shares are being registered pursuant to this Section 7 of the happening of any event as a result of which the prospectus included in such registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such holder, prepare, file and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)

if the Company has delivered preliminary or final prospectuses to the Holders of Restricted Shares that are being registered pursuant to this Section 7 and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify such holders and, if requested, such holders shall immediately cease making offers of Restricted Shares and return all prospectuses to the Company. The Company shall promptly provide such holders with revised prospectuses and, following receipt of the revised prospectuses, such holders shall be free to resume making offers of the Restricted Shares;

(g)

upon receipt of such confidentiality agreements as the Company may reasonably request and to the extent the Company is advised by counsel that it may lawfully do so, make available for inspection by any Holder and any underwriter participating in any disposition pursuant to such registration statement or prospectus and any attorney, accountant or other agent retained by any Holder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement or prospectus;

(h)

otherwise use its reasonable commercial efforts to comply with all applicable rules and regulations of the Commission; (h) advise the Holder promptly after it receives notice or obtains knowledge thereof of the issuance of any stop order suspending the effectiveness of a registration statement which includes the Restricted Shares, or of any order suspending or preventing the use of any related prospectus or cease trading or suspending the qualification of any securities included in such registration statement, for sale in any jurisdiction, or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any such order or its withdrawal if such order has been issued; and

(i)

furnish, at the request of any Holder whose Restricted Shares are being registered or qualified pursuant to this Section 7, on the date that such Restricted Shares are delivered to the underwriters for sale in connection with a registration or qualification pursuant to this Section 7, if such securities are being sold through underwriters, or, on the date that the registration statement with respect to such securities becomes effective, if such securities are not being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration or qualification, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request.

Notwithstanding the foregoing, if, after a registration statement becomes effective, the Company becomes engaged in any activity which, in the good faith determination of the Board of Directors, involves information that would have to be disclosed in the registration statement but which the Company desires to keep confidential for valid business reasons, then the Company may at its option by notice to such Holders of Restricted Shares that have included shares in such registration statement or prospectus, require that such Holders cease sales of such shares under such registration statement or prospectus for a period not in excess of ninety days from the date of such notice, such right to be exercised by the Company not more than once in any 12-month period. If in connection therewith, the Company considers it appropriate for such registration statement or prospectus to be amended, the Company shall so amend such registration statement or prospectus as promptly as practicable and such holders shall suspend any further sales of their shares until the Company advises them that such registration statement or prospectus has been amended. The time periods referred to herein during which such registration statement or prospectus must be kept effective shall be extended for an additional number of days equal to the number of days during which the right to sell shares was suspended pursuant to this paragraph.

7.5

Expenses.  The Company shall pay all expenses incurred by the Company in complying with this Section 7, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), fees and expenses of complying with the securities and blue sky laws of all such jurisdictions in which the Restricted Shares are proposed to be offered and sold, printing expenses and fees and disbursements of counsel (including with respect to each registration effected pursuant to Section 7.2 and 7.3, the reasonable fees and disbursements of one counsel for the Holders of Restricted Securities who may be chosen by a majority in interest of the Restricted Shares being registered in such offering); provided. however, that all underwriting discounts and selling commissions applicable to the Restricted Shares shall be borne by the seller or sellers thereof, in proportion to the number of Restricted Shares sold by each such seller or sellers.

7.6

Indemnification.

(a)

(i)

In the event of any registration of any Restricted Shares under the Securities Act pursuant to this Section 7, the Company shall indemnify and hold harmless the seller of such shares their affiliates, officers and directors, each underwriter of such shares, if any, each broker or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act (“Holder Indemnitees”), against any losses, claims, damages or liabilities, joint or several (collectively “Claims”), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such Claims (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Restricted Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document incident to registration or qualification of any Restricted Shares. or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Company of the Securities Act or any state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under the Securities Act or such state securities or blue sky laws; provided however, that the Company is given prompt written notice of the Claims and is given information, reasonable assistance and sole authority to defend and/or settle the claim and provided further, however that the Company shall not settle or admit liability with respect to any such claim which would result in an admission of liability by a Holder Indemnitee without such Holder Indemnitee's prior written consent, which will not be unreasonably withheld. The Holder Indemnitees shall cooperate with the Company and may, at their option and expense be represented in any such action or proceeding. In addition, the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (1) an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, preliminary or final prospectus or amendment or supplement thereto or any document incident to registration or qualification of any Restricted Shares, in reliance upon and in conformity with written information furnished to the Company by such seller, underwriter, broker, other person or controlling person specifically for use in the preparation thereof, or (2) if the Company provides an amended prospectus which corrects any misstatement or omission, any use of a prospectus which does not contain such correction after such correction is made and the prospectus is provided to such seller.

(ii)

In the event of any registration of any Restricted Shares under the Securities Act pursuant to this Section 7 or registration or qualification of any Restricted Shares, each Holder shall indemnify and hold harmless the Company and its directors, officers, employees, agents and affiliates and each other Holder, and any other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act (collectively, “Company Indemnitees”), against any Claims (or actions in respect thereof) which arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Restricted Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document incident to registration or qualification of any Restricted Shares, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make statements therein, in light of the circumstances under which they were made, not misleading, or any violation of the Securities Act or any state securities or applicable blue sky laws relating to action or inaction required of the Company in connection with such registration or qualification under the Securities Act or such state securities or blue sky laws arising out of or based upon written information furnished to the Company by such Holder specifically for use in the preparation thereof, provided however, that the Holders are given prompt written notice of the Claims and are given information, reasonable assistance and sole authority to defend and/or settle the claim and provided further, however that the Holder shall not settle or admit liability with respect to any such claim which would result in an admission of liability by a Company Indemnitee without such Company Indemnitee's prior written consent, which will not be unreasonably withheld. The Company Indemnitees shall cooperate with the Holder and may, at their option and expense be represented in any such action or proceeding.

(b)

Before Restricted Shares held by any prospective seller shall be included in any registration or qualification pursuant to this Section 7, such prospective seller and any underwriter acting on its behalf shall agree in writing to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) above) the Company, each director of the Company, each officer of the Company who signs such registration statement or prospectus and any person who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or omission from such registration statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereto, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or such underwriter specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement.

(c)

In order to provide for just and equitable contribution under the Securities Act in any case in which either (i) any holder of Restricted Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a  claim for indemnification pursuant to this Section 7.6. but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such holder or any such controlling person in circumstances for which indemnification is provided under this Section 7.6; then, in each such case, the Company and such Holder will contribute to the aggregate losses, claims. damages or liabilities to which they may be subject as is appropriate to reflect the relative fault of the Company and such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, it being understood that the parties acknowledge that the overriding equitable consideration to be given effect in connection with this provision is the ability of one party or the other to correct the statement or omission which resulted in such losses, claims, damages or liabilities, and that it would not be just and equitable if contribution pursuant hereto were to be determined by pro rata allocation or by any other method of allocation which does not take into consideration the foregoing equitable considerations. Notwithstanding the foregoing, no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11 (f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

(d)

Notwithstanding any of the foregoing, if, in connection with an underwritten public offering of any Restricted Shares, the Company, the holders of such Restricted Shares and the underwriters enter into an underwriting or purchase agreement relating to such offering which contains provisions covering indemnification among the parties, then the indemnification provision of this Section 7.6 shall be deemed inoperative for purposes of such offering.

7.7

Removal of Securities Legends. Etc.  Notwithstanding the foregoing provisions of this Section 7, the restrictions imposed by this Section 7 and Section 4 upon the transferability of any Restricted Securities shall cease and terminate when (a) any such Restricted Shares are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement or such other method that does not require that the securities transferred bear the securities legend set forth in Section 4.8 hereof, including a transfer pursuant to Rule 144 or a successor rule thereof (as amended from time to time), or (b) the holder of Restricted Securities has met the requirements for transfer of such Restricted Securities pursuant to subparagraph (k) of Rule 144 or a successor rule thereof (as amended from time to time) promulgated by the Commission under the Securities Act. Whenever the restrictions imposed by this Section 7 and Section 4 have terminated, a Holder of a certificate for Restricted Shares as to which such restrictions have terminated shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive securities legend set forth in Section 4.8 hereof.

7.8

Initial Public Offering.  Each Holder, if requested by the Company and the managing underwriter of initial public offering, shall enter into an agreement not to sell or otherwise transfer or dispose of any Restricted Securities or other securities of the Company (excluding securities acquired in the initial public offering or in the public market after such offering) held by such Investor for a period not to exceed 180 days following the effective date of the initial public offering registration statement; provided that:

(a)

all officers, directors and holders of 1 % or more of the outstanding shares of Common Stock (on an as-converted basis) of the Company enter into similar agreements;

(b)

the Company use reasonable commercial efforts to ensure that such agreements provide for periodic early releases of the securities subject thereto based upon specified events; and

(c)

the Company use reasonable commercial efforts to ensure that such agreements provide that any discretionary waiver or termination of the restrictions of such agreements by the Company or the managing underwriter and any early release of shares from the restrictions of such agreements shall apply to all persons subject to such agreements on a pro rata basis, based upon the number of Common Stock (on an as-converted basis) held by such persons.

8.

MISCELLANEOUS.

8.1

Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein.

8.2

Survival.  The warranties, representations, and covenants of the Company and Micrologix contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

8.3

Assignment: Binding Effect.  Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of applicable laws or otherwise) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may sell, transfer or assign its rights under this Agreement to any third party, as part of a sale or transfer of substantially all of a party's assets; provided that such third party agrees in writing to be bound by the terms and conditions of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing herein, expressed or implied, is intended to confer on any person other than the parties hereto or their representatives, respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.4

Governing Law.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts (exclusive of its conflicts of laws provision). Each party hereto, and its successors and assigns, submits to the exclusive jurisdiction of the State and Federal courts in the Commonwealth of Massachusetts.

8.5

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

8.7

Notices.  All notices and other communications provided for hereunder shall be in writing and shall be delivered personally, by overnight delivery service or by facsimile, computer mail or other electronic means, with confirmation of receipt, addressed as follows:

If to Micrologix:	Micrologix Biotech Inc. BC Research Complex 3650 Wesbrook Mall Vancouver, BC Canada V6S 2L2 Attention: Jim DeMesa, President and CEO
With a copy to:	Farris, Vaughan, Wills & Murphy 2600 - 700 West Georgia Street Vancouver, BC Canada V7Y I B3 Attention: R. Hector MacKay-Dunn
If to Company:	Spring Bank Technologies Inc. 113 Cedar Street, Suite S-7 Milford, MA 01757, USA Attention: Doug Jensen, President and CEO
With copies to:	Cheryl M. Northrup, Esq. 632 Great Plain Ave. Needham, MA02492 Telephone: (781) 444-4567 Facsimile: (781) 453-0047

Notice so given shall be deemed given and received (a) by facsimile, computer mail or other electronic means on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (b) if by overnight delivery service, on the next business day following the day such notice is delivered to the overnight delivery service.

8.8

Payment of Fees and Expenses. The Company and Micrologix shall each bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. The parties acknowledge that each party and its counsel have reviewed and participated in the preparation of this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

8.9

Amendments.  Any term of this Agreement may be amended only with the written consent of the Company and Micrologix.

8.10

Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.11

Press Releases.  Except as provided by law, each party will secure advanced written approval from the other party of the decision to issue and the content of any statement regarding or mentioning the transactions contemplated hereby and in the License Agreement, whether in writing or otherwise to the public or press. This provision shall not be deemed to have been breached if the disclosing party acting on the written advice of its securities or other regulatory counsel makes disclosures to investors and potential investors or to any governmental or other regulatory agency or organization; provided, however, that the disclosing party shall limit disclosure to the extent possible and seek reasonable confidential treatment for any information disclosed.

8.12

Further Assurances.  At the date of this Agreement and thereafter as may be necessary or desirable, and without further consideration, each party shall deliver such documents, certificates, assurances and other instruments as may be reasonably required to carry out the provisions of this Agreement.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

MICROLOGIX BIOTECH INC.

By:

“James DeMesa”

James De Mesa, President and Chief Executive Officer

SPRING BANK TECHNOLOGIES INC.

By:

“Douglas Jensen”

Douglas J. Jensen, President and Chief Executive Officer
(duly authorized)

EXHIBIT A

1.

General Rights and Obligations. The rights, obligations and privileges with respect to the Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”) are governed by and are subject to the Stock Purchase Agreement between Spring Bank Technologies, Inc and Micrologix Biotech, Inc. relating thereto, the terms hereof, applicable provisions of the Chapter 15613 of the Massachusetts General Laws (“MGL ch. 15613”), as amended from time to time, and all other laws that are binding on the Company. In addition, the Series A Preferred Stock is subject to the provisions relating thereto in the Company's Articles of Incorporation, as amended from time to time (“Articles”) and By-laws, as amended from time to time (the “Bylaws”).

2.

Dividends. No dividends shall be payable on or in respect to the Series A Preferred Stock.

3.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or not, the holder(s) of Series A Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $250.00 (as adjusted for stock splits, combinations or similar events and hereafter referred to as the “Original Issue Price” of the Preferred Shares). If upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed to the holder(s) of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate amount payable to each of such holders pursuant to the immediately preceding sentence. If upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of the Series A Preferred Stock of the preferential amount, assets or surplus funds remain in the Company, the holders of the Company's Common Stock shall be entitled to receive all such remaining assets and surplus funds.

4.

Voting Rights.  Each holder of the Series A Preferred Stock shall have such voting rights as are conferred upon them in MGL ch. 15613, the Articles and the By-laws. The holders of Series A Preferred Stock shall not be entitled to vote for any election of directors of the Company, including elections for the purpose of filling a vacancy, except as may be required by law.

5.

Conversion to Common Stock.  The Series A Preferred Stock shall be convertible into Common Stock of the Company as follows:

(a)

Definitions.  For purposes of this Section 5 and elsewhere herein the following definitions shall apply:

(i)

“Common Stock Equivalents” means Convertible Securities and rights entitling the holder thereof to receive directly, or indirectly, additional shares of Common Stock without the payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents.

(ii)

“Conversion Price” means initially $250 for each share of Series A Preferred Stock, subject to adjustment from time to time pursuant to this Section 5.

(iii)

“Conversion Ratio” means the ratio which reflects the number of shares of Common Stock into which one share of Series A Preferred Stock may be converted. The initial Conversion Ratio shall be 1: l (one share of Common Stock for each share of Series A Preferred Stock), and shall be subject to adjustment from time to time pursuant to Section 5(c)(ii).

(iv)

“Convertible Securities” means any indebtedness or shares of stock or other securities, including options, convertible into or exchangeable for Common Stock, including without limitation Series A Preferred Stock

(v)

“Holder” means any person or entity that is the registered holder of all or any of the shares of Series A Preferred Stock.

(vi)

“Issuance Date” means the date upon which the Series A Preferred Stock was first issued to Micrologix.

(vii)

“Securities Not Counted for Adjustments” means (A) Common Stock issuable upon conversion of any shares of Series A Preferred Stock; (B) Common Stock issuable pursuant to any securities convertible or exercisable into or exchangeable for Common Stock previously adjusted for pursuant to Section 5(c)(i); (C) options to purchase Common Stock of the Company (including Common Stock issued pursuant to the exercise of such options) issued to directors, officers, employees and consultants of the Company; (D) capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all outstanding shares of such class of capital stock; (E) Common Stock or securities issued or issuable to banks, lenders or landlords as an incentive or which is required to be issued as a precondition of the loan or lease. as the case may be, provided that the aggregate of such Common Stock or securities does not exceed 5% of the then outstanding shares of the of the capital stock of the Company on an as-converted basis or (F) Common Stock issuable by the Company pursuant to a public offering registered under the Securities Act of 1933, as amended, subsequent to an IPO (as hereinafter defined).

(b)

Conversion at Holder's Option. Each Holder shall have the right (the “Conversion Right”) at any time to convert all or from time to time to convert any part of its Series A Preferred Stock into fully paid shares of Common Stock on the following basis:

(i)

Conversion Notice - A Holder may exercise a Holder's Conversion Right by notice (the “Conversion Notice”) in writing delivered to the Company. The Conversion Notice shall specify the number of Series A Preferred Stock (the “Specified Shares”) the Holder delivering the Conversion Notice wishes to be converted, be signed by the Holder and may be accompanied by the certificates representing the Series A Preferred Stock to be converted.

(ii)

Conversion Procedure - Effective as of the date of receipt of a duly signed Conversion Notice and accompanying share certificate or certificates, the Company shall issue and promptly deliver to the Holder tendering the Conversion Notice a certificate representing fully paid and non-assessable shares of Common Stock in the number equal to the Conversion Ratio in effect multiplied by the number of shares of Series A Preferred Stock being converted pursuant to the Conversion Notice. If less than all the shares of Series A Preferred Stock represented by any certificate are converted, the Company shall at its expense promptly issue and promptly deliver a new share certificate to the Holder for the balance of the shares of Series A Preferred Stock not converted.

(c)

Adjustments to Conversion Price and Conversion Ratio. Subject to the other provisions of this Section 5, the Conversion Price and Conversion Ratio in effect from time to time for the Series A Preferred Stock shall be subject to adjustment in certain cases as follows below:

(i)

Adjustment for Dilutive Share Issuances. In the event the Company shall at any time after the Issuance Date issue or sell (A) any Common Stock (or shall be deemed to have issued Common Stock pursuant to this Section 5), (B) securities to purchase or acquire Common Stock, (C) or securities convertible or exercisable into or exchangeable for Common Stock, in each case pursuant to a financing or the acquisition of another corporation or entity (or its assets) (collectively a “Dilutive Financing”) then the Conversion Price shall immediately be adjusted to an amount equal to the consideration paid and/or payable for each share of Common Stock issued or issuable pursuant to such Dilutive Financing.

(ii)

Stock Splits, Dividends, Distributions and Combinations. In the event the Company shall at any time or from time to time after the Issuance Date fix a record date for the effectuation of a split or subdivision (including reverse splits) of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive any other distribution payable in additional shares of Common Stock or Common Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Conversion Ratio shall simultaneously be adjusted upon the happening of such event by multiplying the Conversion Ratio in effect immediately prior to such event by the following fraction:

(A)

the numerator of which is the number of Common Stock issued and outstanding immediately after completion of the event, and

(B)

the denominator of which is the number of Common Stock issued and outstanding immediately prior to the event.

Any such adjustments shall be successive and each resulting new Conversion Ratio shall continue in effect until the next adjustment (if any) is made.

If at any time and from time to time after the Issuance Date, the Common Stock is changed into a different class or classes of shares, whether by reclassification, recapitalization, reorganization, arrangement, amalgamation, or merger, then each Holder shall have the right thereafter to convert its Series A Preferred Stock into the kind and amount of shares and other securities and property receivable upon such change by holders of the number of shares of Common Stock into which the Series A Preferred Stock could have been converted immediately prior to such change.

(iii)

Other Events. Upon the occurrence of any event not specifically denominated in this Section 5 as adjusting the Conversion Price of the Series A Preferred Stock or the Conversion Ratio (the “Other Events”) that, in the reasonable exercise of the business judgment of the Board of Directors of the Company requires, on equitable principles, the adjustment of the Conversion Price or Conversion Ratio, such Conversion Price or Conversion Ratio will be equitably adjusted. The Holders of the Series A Preferred Stock may request the Board of Directors of the Company to review adjusting the Conversion Price of the Series A Preferred Stock or the Conversion Ratio for such Other Events.

(iv)

Miscellaneous Conversion Matters. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon conversion of all the then outstanding Series A Preferred Stock and shall, at its own expense, take all such actions and obtain all such permits and orders as may be necessary to enable the Company lawfully to issue such Common Stock upon the conversion of such Series A Preferred Stock.

(v)

Excluded Events. Notwithstanding anything in this Section 5 to the contrary, the Conversion Price of the Series A Preferred Stock shall not be adjusted by virtue of the issuance by the Company of any Securities Not Counted for Adjustments (as defined above).

(vi)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock or the Conversion Ratio pursuant to this Section 5, the Company, at its expense upon request by any Holder of Series A Preferred Stock, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, (C) the Conversion Ratio at the time in effect, and (D) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

For all purposes of this Section 5(c), the following provisions shall also be applicable:

(A)

CASH CONSIDERATION. In the event of the issuance or sale of additional Common Stock or Convertible Securities for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such securities (or, if such securities are offered by the Company for subscription, the subscription price, or, if such securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

(B)

NON-CASH CONSIDERATION. In the event of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional Common Stock or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the Company in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 5, of the consideration other than cash received by the Company for such securities.

(C)

CONVERTIBLE SECURITIES. In the event the Company shall in any manner issue any Convertible Securities, the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or sale of Convertible Securities) be deemed to be issued and to be outstanding for the purpose of Section 5(c)(i) and to have been issued for the sum of the amount (if any) paid for such Convertible Securities and the amount (if any) payable upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable: provided that, no further adjustment of the Conversion Price of the Series A Preferred Stock shall be made upon the actual issuance of any such Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

(d)

Resolution of Calculation and Adjustment Questions. If at any such time a question arises with respect to adjustments or calculations made under this Section 5, such questions shall be determined by the accountants or auditors of the Company, or, if requested in writing by the Holder, by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, including the Supplementary Procedures for Large Complex Disputes. The determination of such arbitrator shall be binding upon the Company and the Holder. The arbitration shall take place in New York, New York. The arbitrator shall apply the laws of the State of New York, without regard to its conflicts of laws provisions.

(e)

No Impairment.  The Company will not, by amendment of the Articles or through any reorganization, recapitalization, transfer or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Section 5, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and redemption rights of the Holders of Series A Preferred Stock against impairment.

(f)

No Fractional Shares.  No fractional shares shall be issued upon conversion of shares of Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the next smaller whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. The value of any fractional share issuable upon conversion shall be paid in cash by the Company.

(g)

Automatic Conversion.  Immediately upon the effectiveness of the Company's initial registration statement on Form S-1 (the “IPO Effective Date”) pursuant to which Common Stock is sold to the public by the Company (or selling stockholders, if any) in a public offering registered under the Securities Act of 1933, as amended (an “IPO”), each share of Series A Preferred Stock then outstanding (other than Series A Preferred Stock which are being redeemed pursuant to Section 6 below) shall, at the option of the Holder, be converted into shares of Common Stock at the Conversion Ratio for such Series A Preferred Stock then in effect. On and after said conversion date, notwithstanding that any certificates for the shares of Series A Preferred Stock shall not have been surrendered for conversion, the shares of Series A Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the Holder (i) to receive the shares of Common Stock to which such Holder shall be entitled upon conversion thereof and (ii) to receive the amount of cash payable in respect of any fractional share of Common Stock to which such Holder shall be entitled. In the event that any Holder of Series A Preferred Stock presents such Holder's certificate therefor for surrender to the Company or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on such conversion date promptly will be issued and delivered to such Holder.

6.

Redemption.

(a)

Redemption Upon an IPO. The Company shall give notice to the Holders of the Series A Preferred Stock of its intent to effect an IPO (the “IPO Notice”). Each such Holder shall then have the right to request the Company to redeem all or any portion of such Holder's Preferred Shares. Such Holder shall make such request, stating the number of Preferred Shares such Holder desires to redeem, by delivering a written notice signed by the Holder (the “Redemption Notice”) within twenty (20) days of the date of the IPO Notice. The Company shall redeem the Preferred Shares so requested at a price equal to $250.00 per Preferred -Share being redeemed (the “Redemption Price”). Such redemption shall be deemed to have occurred on the IPO Effective Date. The Redemption Price shall be payable by the Company on any date (the “Redemption Payment Date”) not later than 30 days after the conclusion of the IPO. On and after the I PO Effective Date, any rights of any Holder with respect to those Preferred Shares being redeemed by the Company, shall cease and terminate, except for the right to receive the Redemption Price for such Preferred Shares, and such Preferred Shares shall no longer be deemed to be outstanding, whether or not the certificates representing such Preferred Shares shall have been received by the Company.

(b)

Expiry Redemption. So long as the Series A Preferred Stock has not been converted to Common Stock pursuant to Section 5 above or redeemed pursuant to Section 6(a) above, on December 15, 2011 and on December 15 of each year thereafter (each such date being referred to as the “Series A Preferred Share Expiry Date”), each Holder of Series A Preferred Stock shall then have the right to request the Company to redeem all or any portion of such Holder's Series A Preferred Shares. Such Holder shall make such request, stating the number of Series A Preferred Shares such Holder desires to redeem, by delivering a notice (the “Expiry Redemption Notice”) to the Company within twenty (20) days of the date of the Series A Preferred Share Expiry Date. The Company shall redeem the Series A Preferred Shares so requested at the Redemption Price. The Redemption Price shall be payable by the Company not later than 30 days after receipt of the Expiry Redemption Notice. On and after the Series A Preferred Share Expiry Date, any rights of any Holder with respect to those shares of Series A Preferred Stock being redeemed by the Company, shall cease and terminate, except for the right to receive the Redemption Price for such shares, and such shares of Series A Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares of Series A Preferred Stock shall have been received by the Company.

(c)

Redemption Subject to Applicable Law. If the Company is not permitted by insolvency provisions or other provisions of applicable law to redeem all or any portion of the Series A Preferred Shares required to be redeemed hereunder (if not otherwise converted, as the case may be), the Company shall, pursuant to the terms of this Section 6, redeem only the maximum number of Series A Preferred Shares (as determined in good faith by the Board of Directors of the Company) it is then permitted to redeem and shall make any payment to the holder of the Series A Preferred Shares required by this Agreement.

7.

Make Whole Obligation.  If, upon the Company becoming obligated to redeem or convert any shares of the Series A Preferred Stock pursuant to Section 5 or 6 hereof, the Company is not permitted by applicable law to redeem or convert any portion of the shares the Series A Preferred Stock required to be redeemed (if not otherwise converted as the case may be) or converted, the holders of such shares shall be entitled to retain the shares which have not been permitted to be redeemed or converted, as the case may be, and the Company shall redeem or convert the balance of such shares of Series A Preferred Stock as soon as it is lawfully permitted to do so.

8.

Transfer.  The shares of Series A Preferred Stock shall be freely transferable by the holders thereof except as set forth in the Stock Purchase Agreement, the By-Laws, the Articles, and any other agreement entered into by the holder of such shares which may place restrictions on transfer thereof.

9.

Right of Participation.

(a)

Definitions.  For purposes of this Section 9 the following terms shall have the following respective meanings:

(i)

“Equity Percentage” means, as to any Holder, that percentage figure which expresses the ratio that (A) the number of shares of issued and outstanding Common Stock then owned by such Holder bears to (B) the aggregate number of shares of issued and outstanding Common Stock then owned by all holders of Common Stock and Convertible Securities of the Company. For purposes solely of the computation set forth in clauses (A) and (B) above, Convertible Securities (as defined in Section 5) shall be treated as having been converted or exchanged for Common Stock at the rate(s) or price(s) at which such Convertible Securities are convertible or exchangeable in effect at the time in question.

(ii)

“Excluded Securities” shall mean (A) Common Stock issuable upon conversion of any shares of Series A Preferred Stock or pursuant to a public offering of the Common Stock of the Company registered under the Securities Act of 1933, as amended; (B) options to purchase Common Stock of the Company (including Common Stock issued pursuant to the exercise of such options) issued to directors, officers, employees and consultants of the Company; provided that the aggregate number of shares issuable upon the exercise of such options does not exceed 10% of the then outstanding shares of the of the capital stock of the Company on an as-converted basis; (C) capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all outstanding shares of such class of capital stock; (D) Common Stock or securities issued or issuable to banks, lenders or landlords, provided that the aggregate of such Common Stock or securities does not exceed 5% of the then outstanding shares of the of the capital stock of the Company on an as-converted basis; (E) Common Stock or other securities issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other licensing transactions, provided that the aggregate of such Common Stock or Securities does not exceed 5% of the then outstanding shares of the of the capital stock of the Company on an as-converted basis; and (F) Common Stock issued or issuable pursuant to the acquisition of another corporation or entity (or its assets).

(iii)

Offered Securities shall mean (A) any shares of Common Stock, Series A Preferred Stock or any other equity security of the Company, (B) any convertible debt security or (C) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or convertible debt security, but shall not include the Excluded Securities.

(b)

Right of Participation to Purchase Securities.

(i)

The Company shall not issue or sell any Offered Securities (the “Proposed Issue”) unless in each case the Company shall offer to sell to each Holder (the “Offer”) up to its then existing Equity Percentage of the Offered Securities on the terms set forth herein and at the same price and on the same terms and conditions as those of the Proposed Issue.

(ii)

The Company shall deliver to each Holder written notice of the Offer, specifying the price and terms and conditions of the Proposed Issue (the “Offer Notice”). The Offer by its terms shall remain open and irrevocable for a period of ten (10) days from the date of delivery of the Offer Notice to each Holder (the “10-Day Period”).

(iii)

Each Holder shall evidence its intention to accept the Offer to purchase up to its then existing Equity Percentage of the Offered Securities by delivering a written notice signed by the Holder (the “Notice of Acceptance”). The Notice of Acceptance must be delivered to the Company not later than the last day of the I O-Day Period, and shall specify the percentage of the Offered Securities (but no more than its then existing Equity Percentage) that it elects to acquire (the “Elected Percentage”).

(iv)

If one or more Holders tenders its Notice of Acceptance prior to the end of the 10-Day Period, the Company shall proceed to schedule a closing of the sale of the Offered Securities for which it has received a Notice of Acceptance, as well as a closing of the remaining securities under the Proposed Issue (the “Remaining Securities”), at which closing each Holder that tendered a Notice of Acceptance shall purchase from the Company its Elected Percentage upon the terms and conditions specified in the Offer Notice, which terms and conditions shall also apply to the purchase of the Remaining Securities. The obligation of any Holder to purchase its Elected Percentage of the Offered Securities at such closing is further conditioned upon the preparation of a purchase agreement embodying the terms of the Offer, which shall be reasonably satisfactory in form and substance to such Holder and its counsel.

(v)

If no Holder tenders a Notice of Acceptance, the Company shall have ninety (90) days from the expiration of I O-Day Period to sell the Offered Securities to any other person or persons, but only upon terms and conditions which are in all material respects (including, without limitation, price and interest rate) no more favorable to such other person or persons, and no less favorable to the Company, than those set forth in the Offer Notice.

(c)

The rights granted under this Section 9 shall only apply if the price for the Offered Securities (which shall include the actual purchase price for such Offered Securities plus, in the case of any Convertible Securities, any amount payable upon conversion or exchange thereof as of the first date such Convertible Securities are eligible for conversion or exchange) is less than or equal to the then Conversion Price of the Series A Preferred Stock.

(d)

The rights granted to the Holders under this Section 9 shall expire on the day immediately preceding the IPO Effective Date.

10.

Covenants.  In addition to any other rights provided by law, the Company shall not take any of the following actions.

(a)

Holders of Series A Preferred Stock.  So long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not without first obtaining the affirmative vote or written consent of the holders of not less than fifty percent (50%) of the outstanding shares of Series A Preferred Stock voting together as a class:

(i)

 amend or repeal any provision of, or add any provision to, the Articles or the Company's By-laws if such action would alter or change the preferences, rights, privileges or powers of or the restrictions provided for the benefit of the Series A Preferred Stock, or increase or decrease the authorized number of shares of Series A Preferred Stock.

(ii)

authorize or issue shares of any class or series of stock not authorized in the Articles having any liquidation preference or priority as to assets superior to any such liquidation preference or priority of the Series A Preferred Stock; or authorize or issue shares of stock of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Company having any liquidation preference or priority as to assets superior to any such liquidation preference or priority of the Series A Preferred Stock;

(iii)

reclassify any class or series of any Common Stock into shares having any liquidation preference or priority as to assets superior to or on a parity with any such liquidation preference or priority of the Series A Preferred Stock; or

(iv)

apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of any class or series of Common Stock, except from employees, advisors, officers, directors and consultants of, and persons performing services for the Company or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association.

EXHIBIT B

SCHEDULE OF EXCEPTIONS

None

EXHIBIT C

SPRING BANK TECHNOLOGIES, INC.

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made as of the ____ day of 200__, by and between Douglas J. Jensen and Radhakrishnan P. Iyer, their successors and assigns (individually referred to as a “founder” and collectively referred to as the “founders”), ___________, a __________ company having its offices at _______________ (the “Micrologix Entity”), and Spring Bank Technologies, Inc., a Massachusetts corporation having its principal office at 113 Cedar Street, Suite S-7, Milford, MA 01757, USA (the Company”).

WHEREAS, Micrologix Biotech, Inc., a British Columbia corporation having its offices at BC Research Complex, 3650 Wesbrook Mall, Vancouver, BC, Canada V6S 2L2 (“Micrologix”) has acquired 4,000 shares of Series A Convertible Preferred Stock of the Company, no par value (the “Series A Shares”) pursuant to the terms of a Stock Purchase Agreement dated December ^, 2003 between the Company and Micrologix (the “Stock Purchase Agreement); and

WHEREAS, pursuant to such agreement, Micrologix agreed to execute and deliver to the Company or cause its affiliates to execute and deliver to the Company this Agreement in the event that Micrologix or its affiliates at any time acquired and owned, in the aggregate, 20% or more of the shares of the capital stock in the Company entitling them to vote in any election of Directors; and

WHEREAS; Micrologix or its affiliates now own, in the aggregate, 20% or more of the shares of the capital stock in the Company entitling them to vote in election of Directors.

NOW, THEREFORE, in consideration of the mutual promises and agreements, the parties hereto agree as follows. For purposes of this Agreement, the term “Shares” as used below shall include any shares of the capital stock of the Company owned by the Micrologix Entity which entitles the Micrologix Entity to vote in any election for the directors of the Company, including the filling of a vacancy thereof.

1.

At any meeting at which there is to be an election of one or more directors of the Company, then either founder individually (as they may agree between themselves) may represent the Shares for purposes of establishing a quorum.

2.

Upon each vote to elect or choose (including, but not limited to, filling of a vacancy) a director of the Company, either founder individually shall vote the Shares .

3.

Each and every transferee of any Shares that is an affiliate of Micrologix shall acquire the Shares subject to the terms of this Agreement, as then in effect if then in effect, and no Shares shall be transferred unless such transferee becomes party hereto by executing and delivering to the Company an intervention form in the form attached hereto as Exhibit A (an “Intervention Form”). The Company shall refuse to recognize any transferee as one of its stockholders for any purpose unless such transferee becomes a party hereto by executing an Intervention Form.

4.

In addition to any other legend required by law or included by the Company, the Company shall be entitled to set forth on each certificate representing Shares, such legend as counsel for the Company shall deem necessary or appropriate to evidence the restrictions on the Shares set forth herein.

5.

This Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective legal representatives, heirs, successors and assigns. A manually executed copy of this agreement, any amendment hereto, any Intervention Forms and any notices delivered hereunder shall be kept by the clerk of the Company.

6.

Term.

6.1

This Agreement shall terminate upon the occurrence of any of the following:

(a)

bankruptcy, receivership or dissolution of the Company,

(b)

cessation of the Company's business,

(c)

written agreement of all stockholders then party hereto and the Company;

(d)

the time at which Micrologix and it affiliates own less than 20% of Shares.

6.2.

If a party holds stock of the Company and such party or such stock is not subject to the restrictions contained herein, but such party's stock certificate contains the legend referred to in Section 4, such party may request the Company to issue a new certificate without such legend in exchange for the certificate containing such legend.

7.

All notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by certified first-class mail, postage prepaid, or delivered personally by hand or via any reputable overnight courier service (as the case may be, and in each case with delivery confirmation available) addressed to the party to be notified at the address indicated for such person on first page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the date of confirmed delivery.

8.

This agreement shall be construed under and governed by the laws of The Commonwealth of Massachusetts as such laws are applied to agreements among residents of Massachusetts, entered into and performed entirely in Massachusetts. Any proceeding to enforce this Agreement may only be brought in any appropriate state or federal court in The Commonwealth of Massachusetts. Each party hereto, hereby irrevocably waives any present and future objection to any such jurisdiction and venue and irrevocably consents and submits to the jurisdiction for itself and in respect of any of its property in any such court. Judgment in any such action shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and/or of the amount of the obligation.

9.

This Agreement constitutes the whole agreement among the parties and supersedes any and all other agreements entered into by the parties.

Executed as an instrument under seal in one or more counterparts, each of which shall constitute an original.

SPRING BANK TECHNOLOGIES, INC.

Douglas J. Jensen, President and Chief Executive Officer
(duly authorized)

MICROLOGIX ENTITY

(duly authorized)

Douglas J. Jensen
216 Country Club Dive, Greenville, AL

Radhakrishnan P. Iyer
15 Quail Hollow Drive,
Shrewsbury, MA

EXHIBIT A

INTERVENTION FORM

The undersigned, _____________, a owner of _______________ shares of the ___________ stock of Spring Bank Technologies, Inc. (the “Company”), having acquired them on __________, hereby becomes a party to the Voting Agreement dated ___________ .200_ (the “Agreement”), a copy of which is attached hereto, and declares that it has read the said Agreement, understands its meaning and scope and is satisfied therewith. The undersigned declares itself bound by each of the provisions of the Agreement as if it were an original signatory thereto

Name:

Signature:

Name of Representative (if legal person):

Date: